Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-3 Nos. 333-112041, 333-12831, and 333-143034) and related Prospectuses of Swift Company Energy Company and subsidiaries, and on the following Registration Statements on form S-8:

Form S-8 No.	Pertaining to:
333-147969	Swift Energy Company 2005 Stock Compensation Plan
333-134807	Swift Energy Company 2005 Stock Compensation Plan
333-130548	Swift Energy Company 2005 Stock Compensation Plan
333-112042	Swift Energy Company 2001 Omnibus Stock Compensation Plan
333-67242	Swift Energy Company 2001 Omnibus Stock Compensation Plan
Swift Energy Company 1990 Stock Compensation Plan
333-45354	Swift Energy Company 1990 Stock Compensation Plan
Swift Energy Company 1990 Nonqualified Stock Option Plan
Swift Energy Company Employee Savings Plan
033-80228	Swift Energy Company Employee Stock Purchase Plan

of our reports dated February 27, 2008, with respect to the consolidated financial statements of Swift Energy Company and subsidiaries, Swift Energy Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Swift Energy Company and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

Ernst & Young LLP

Houston, Texas
February 27, 2008